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                                                                    EXHIBIT 23.8


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement of Tele-Communications, Inc. on Form S-4 of our report dated March 25, 1997 relating to the consolidated financial statement of Kearns-Tribune Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Salt Lake City, Utah

June 30, 1997